EXHIBIT 99.1

CDW Reports Fourth Quarter and Full Year 2023 Earnings
Strong Margins Reinforce Power of Business Model and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Chg.	2023	2022	% Chg.
Net Sales	$5,018.5	$5,438.3	(7.7)%	$21,376.0	$23,748.7	(10.0)%
Average Daily Sales[1]	79.7	86.3	(7.7)	84.2	93.5	(10.0)
Gross Profit	1,153.8	1,181.1	(2.3)	4,652.4	4,686.6	(0.7)
Operating Income	435.0	446.6	(2.6)	1,680.9	1,735.2	(3.1)
Net Income	296.1	287.2	3.1	1,104.3	1,114.5	(0.9)
Net Income per Diluted Share	$2.18	$2.09	4.3	$8.10	$8.13	(0.4)
Non-GAAP Operating Income[2]	518.7	523.1	(0.8)	2,039.1	2,050.5	(0.6)
Non-GAAP Net Income per Diluted Share[2]	$2.57	$2.50	2.8%	$9.88	$9.79	0.9%
[1] Defined as Net sales divided by the number of selling days. There were 63 selling days for both the three months ended December 31, 2023 and 2022. There were 254 selling days for both the years ended December 31, 2023 and 2022.

[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("US GAAP") are each defined and reconciled to the most directly comparable US GAAP measures in the attached schedules.

VERNON HILLS, Ill., February 7, 2024 -- CDW Corporation (Nasdaq:CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced fourth quarter and year end 2023 results. CDW also announced the approval by its Board of Directors of a $750 million increase to its share repurchase authorization and a quarterly cash dividend of $0.62 per share, which is 5 percent higher than the prior year period, to be paid on March 12, 2024 to all stockholders of record as of the close of business on February 26, 2024.
"Strong margins, both for the quarter and the year, highlight the power of our execution excellence and financial rigor when underpinned by the strategic investments we have made over the past five years," said Christine A. Leahy, chair and chief executive officer, CDW. "In this period of ongoing economic uncertainty, customers are increasingly turning to CDW to address mission-critical needs across the full IT solutions stack and lifecycle, and our value proposition is stronger than ever."
"Healthy operating results, our resilient business model, and our disciplined approach to capital allocation delivered growth in earnings per diluted share for the quarter and record cash flows from operations for the year," said Albert J. Miralles, chief financial officer, CDW. "We continue to convert earnings to cash at a productive rate, ahead of our targets, and optimize our use of cash flow through dividends and share repurchases."
"Looking ahead to 2024, we remain well-positioned to continue our track record of outpacing the US IT market growth by 200 to 300 basis points on a constant currency basis. To accomplish this, we will maintain our laser focus on meeting the needs of our more than 250,000 customers and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Leahy.

Fourth Quarter of 2023 Highlights:
Net sales in the fourth quarter of 2023 were $5,019 million, compared to $5,438 million in the fourth quarter of 2022, a decrease of 7.7 percent. There were 63 selling days for both the three months ended December 31, 2023 and 2022. Net sales on a constant currency basis decreased 8.1 percent. The decline in Net sales was driven by all operating segments. Continued economic uncertainty has led customers to focus their business priorities, resulting in a reduction or delays in their hardware spend. Fourth quarter Net sales performance included:
•Corporate segment Net sales of $2,286 million, 8.0 percent lower than 2022.
•Small Business segment Net sales of $370 million, 12.7 percent lower than 2022.
•Public segment Net sales of $1,776 million, 4.1 percent lower than 2022. Public results were driven by decreased Net sales to Education and Healthcare customers by 11.7 percent and 4.7 percent, respectively, while Government customers increased by 4.5 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $587 million, 13.6 percent lower than 2022.
Gross profit was $1,154 million in the fourth quarter of 2023, compared to $1,181 million in the fourth quarter of 2022, representing a decrease of 2.3 percent. Gross profit margin was 23.0 percent in the fourth quarter of 2023 versus 21.7 percent in the fourth quarter of 2022. The increase in Gross profit margin was primarily driven by a more favorable contribution of netted down revenue, primarily software as a service.
Selling and administrative expenses were $719 million in the fourth quarter of 2023, compared to $735 million in the fourth quarter of 2022, representing a decrease of 2.1 percent. This decrease was primarily due to reduced discretionary expenses, partially offset by increased payroll expenses.
Operating income was $435 million in the fourth quarter of 2023, compared to $447 million in the fourth quarter of 2022, representing a decrease of 2.6 percent. Non-GAAP operating income was $519 million in the fourth quarter of 2023, compared to $523 million in the fourth quarter of 2022, representing a decrease of 0.8 percent. The Operating income margin and Non-GAAP operating income margin were 8.7 percent and 10.3 percent, respectively, in the fourth quarter of 2023 versus 8.2 percent and 9.6 percent, respectively, in the fourth quarter of 2022.
Interest expense, net includes interest expense and interest income. Interest expense, net was $53 million in the fourth quarter of 2023, compared to $59 million in the fourth quarter of 2022, representing a decrease of 10.3 percent. Interest expense, net decreased as a result of higher interest income earned on cash balances and lower debt levels, partially offset by higher variable interest rate on the senior unsecured term loan.
The effective tax rate was 22.2 percent in the fourth quarter of 2023, compared to 24.7 percent in the fourth quarter of 2022, which resulted in tax expense of $85 million and $94 million, respectively. The decrease in the effective tax rate is primarily attributable to higher excess tax benefits on equity-based compensation.
Net income was $296 million in the fourth quarter of 2023, compared to $287 million in the fourth quarter of 2022, representing an increase of 3.1 percent. Non-GAAP net income was $349 million in the fourth quarter of 2023, compared to $343 million in the fourth quarter of 2022, representing an increase of 1.7 percent.
Weighted average diluted shares outstanding were 136 million for the fourth quarter of 2023, compared to 137 million for the fourth quarter of 2022. Net income per diluted share was $2.18 in the fourth quarter of 2023, compared to $2.09 in the fourth quarter of 2022, representing an increase of 4.3 percent. Non-

GAAP net income per diluted share was $2.57 in the fourth quarter of 2023, compared to $2.50 in the fourth quarter of 2022, representing an increase of 2.8 percent.
Full Year 2023 Highlights:
Net sales in 2023 were $21,376 million, compared to $23,749 million in 2022, a decrease of 10.0 percent. There were 254 selling days for both the years ended December 31, 2023 and 2022. Net sales on a constant currency basis decreased 9.9 percent. The decline in Net sales was driven by all operating segments. Continued economic uncertainty has led customers to focus their business priorities, resulting in a reduction or delays in their hardware spend. Full year Net sales performance included:
•Corporate segment Net sales of $8,961 million, 13.4 percent lower than 2022.
•Small Business segment Net sales of $1,556 million, 19.7 percent lower than 2022.
•Public segment Net sales of $8,306 million, 2.9 percent lower than 2022. Public results were driven by a decrease in Net sales to Education and Healthcare customers of 8.9 percent and 0.7 percent, respectively, while Government customers increased 3.7 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $2,554 million, 12.2 percent lower than 2022.
Gross profit was $4,652 million in 2023, compared to $4,687 million for 2022, representing a decrease of 0.7 percent. Gross profit margin was 21.8 percent in 2023 versus 19.7 percent in 2022. The increase in Gross profit margin was primarily driven by a more favorable contribution of netted down revenue, primarily software as a service, and higher product margin due to lower mix in notebooks and increased margin rate across various categories.
Selling and administrative expenses were $2,972 million in 2023, compared to $2,951 million in 2022, representing an increase of 0.7 percent. This increase was primarily driven by costs related to the reduction of our workforce and real estate portfolio (collectively "workplace optimization") and increased payroll expenses associated with higher year-over-year average coworker count, partially offset by reduced discretionary expenses.
Operating income was $1,681 million in 2023, compared to $1,735 million in 2022, representing a decrease of 3.1 percent. Non-GAAP operating income was $2,039 million in 2023, compared to $2,051 million for 2022, representing a decrease of 0.6 percent. The Operating income margin and Non-GAAP operating income margin were 7.9 percent and 9.5 percent, respectively, for 2023 versus 7.3 percent and 8.6 percent, respectively, for 2022.
Interest expense, net includes interest expense and interest income. Interest expense, net was $227 million in 2023, compared to $236 million in 2022, representing a decrease of 3.9 percent. Interest expense, net decreased as a result of lower debt levels and higher interest income earned on cash balances, partially offset by higher variable interest rate on the senior unsecured term loan.
The effective tax rate was 23.9 percent in 2023, compared to 25.1 percent in 2022, which resulted in tax expense of $346 million and $373 million, respectively. The decrease in the effective tax rate is primarily attributable to higher excess tax benefits on equity-based compensation.
Net income was $1,104 million in 2023, compared to $1,115 million in 2022, representing a decrease of 0.9 percent. Non-GAAP net income was $1,346 million in 2023, compared to $1,342 million in 2022, representing an increase of 0.4 percent.
Weighted average diluted shares outstanding were 136 million in 2023, compared to 137 million in 2022. Net income per diluted share was $8.10 in 2023, compared to $8.13 in 2022, representing a decrease of 0.4 percent. Non-GAAP net income per diluted share was $9.88 in 2023, compared to $9.79 in 2022, representing an increase of 0.9 percent.

Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, growth, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.
These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "assume," "believe," "estimate," "expect," "goal," "intend," "plan," "potential," "predict," "project," "target" and similar terms and phrases or future or conditional verbs such as "could," "may," "should," "will," and "would." However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled "Risk Factors" and "Trends and Key Factors Affecting our Financial Performance" included in our Annual Report on Form 10-K for the year ended December 31, 2022, and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other US Securities and Exchange Commission ("SEC") filings and public communications. These factors include, among others, inflationary pressures; level of interest rates; CDW's relationships with vendor partners and terms of their agreements; continued innovations in technology by CDW's vendor partners; the use or capabilities of artificial intelligence; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel, significant increases in labor costs or ineffective workforce management; potential adverse occurrences at one of CDW's primary facilities or third-party data centers, including as a result of climate change; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; global and regional economic and political conditions, including the impact of pandemics such as COVID-19 and armed conflicts; potential interruptions of the flow of products from suppliers; decreases in spending on technology products and services, including impacts of adverse change in government spending policies; potential failures to comply with Public segment contracts or applicable laws and regulations; current and future legal proceedings, investigations and audits, including intellectual property infringement claims; changes in laws, including regulations or interpretations thereof, or the potential failure to meet stakeholder expectations on environmental sustainability and corporate responsibility matters; CDW's level of indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; failure to maintain the ratings assigned to CDW's debt securities by rating agencies; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated payroll taxes, acquisition and integration expenses, transformation initiatives and workplace optimization. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP net income excludes, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, transformation initiatives, workplace optimization and the associated tax effects of each. Net sales on a constant currency basis is defined as Net sales excluding the impact of foreign currency translation on Net sales compared to the prior period. Free cash flow is defined as cash flows provided by operating activities less capital expenditures. Adjusted free cash flow is defined as Free cash flow adjusted to include certain cash flows from financing activities incurred in the normal course of operations or as capital expenditures.
Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share, Net sales on a constant currency basis, Free cash flow and Adjusted free cash flow are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial condition that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with US GAAP. Non-GAAP measures used by management may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
CDW believes Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales on a constant currency basis provide analysts, investors and management with useful information regarding the underlying operating performance of CDW's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. We also present Free cash flow and Adjusted free cash flow as we believe these measures provide more information regarding our liquidity and capital resources. Certain non-GAAP financial measures are also used to determine certain components of performance-based compensation.
CDW's outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of CDW's routine activities, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable US GAAP financial measures.
About CDW
CDW Corporation (Nasdaq:CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 15,100 coworkers. For the year ended December 31, 2023, CDW generated Net sales of approximately $21 billion. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, February 7, 2024 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and full year financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries                    Media Inquiries
Steven O'Brien                  Sara Granack
Vice President, Investor Relations    Vice President, Corporate Communications
(847) 968-0238    (847) 419-7411
investorrelations@cdw.com    mediarelations@cdw.com

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change(i)	2023	2022	% Change(i)
	(unaudited)	(unaudited)		(unaudited)
Net sales	$5,018.5	$5,438.3	(7.7)%	$21,376.0	$23,748.7	(10.0)%
Cost of sales	3,864.7	4,257.2	(9.2)	16,723.6	19,062.1	(12.3)

Gross profit	1,153.8	1,181.1	(2.3)	4,652.4	4,686.6	(0.7)

Selling and administrative expenses	718.8	734.5	(2.1)	2,971.5	2,951.4	0.7
Operating income	435.0	446.6	(2.6)	1,680.9	1,735.2	(3.1)

Interest expense, net	(53.3)	(59.4)	(10.3)	(226.6)	(235.7)	(3.9)
Other expense, net	(1.0)	(6.0)	nm*	(4.1)	(11.7)	nm*

Income before income taxes	380.7	381.2	(0.1)	1,450.2	1,487.8	(2.5)

Income tax expense	(84.6)	(94.0)	(10.0)	(345.9)	(373.3)	(7.3)

Net income	$296.1	$287.2	3.1%	$1,104.3	$1,114.5	(0.9)%

Net income per common share:
Basic	$2.20	$2.12	4.2%	$8.20	$8.24	(0.4)%
Diluted	$2.18	$2.09	4.3%	$8.10	$8.13	(0.4)%

Weighted-average common shares outstanding:
Basic	134.1	135.5		134.6	135.2
Diluted	135.9	137.4		136.3	137.0

* Not meaningful

(i)There were 63 selling days for both the three months ended December 31, 2023 and 2022. There were 254 selling days for both the years ended December 31, 2023 and 2022. Average Daily Sales is defined as Net sales divided by the number of selling days.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales on a constant currency basis for the three months and years ended December 31, 2023 and 2022 below. In addition, a reconciliation of Free cash flow and Adjusted free cash flow is included for the years ended December 31, 2023 and 2022.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2023	% of Net sales	2022	% of Net sales	2023	% of Net sales	2022	% of Net sales
Operating income, as reported	$435.0	8.7%	$446.6	8.2%	$1,680.9	7.9%	$1,735.2	7.3%
Amortization of intangibles(i)	38.2		41.5		154.4		167.9
Equity-based compensation	22.1		19.7		93.7		91.1
Acquisition and integration expenses	5.3		12.0		30.0		48.3
Transformation initiatives(ii)	11.1		2.9		27.1		6.3
Workplace optimization(iii)	5.2		—		47.7		—
Other adjustments	1.8		0.4		5.3		1.7
Non-GAAP operating income	$518.7	10.3%	$523.1	9.6%	$2,039.1	9.5%	$2,050.5	8.6%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.

(iii)Includes costs related to the workforce reduction program and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended December 31,
	2023				2022
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$380.7	$(84.6)	$296.1	22.2%	$381.2	$(94.0)	$287.2	24.7%	3.1%

Amortization of intangibles(ii)	38.2	(10.0)	28.2		41.5	(10.8)	30.7
Equity-based compensation	22.1	(14.9)	7.2		19.7	(6.7)	13.0
Acquisition and integration expenses	5.3	(1.4)	3.9		12.0	(3.0)	9.0
Transformation initiatives(iii)	11.1	(2.9)	8.2		2.9	(0.8)	2.1
Workplace optimization(iv)	5.2	(1.3)	3.9		—	—	—
Net loss on extinguishment of long-term debt	—	—	—		1.6	(0.4)	1.2
Other adjustments	1.8	(0.2)	1.6		0.4	(0.2)	0.2
Non-GAAP	$464.4	$(115.3)	$349.1	24.8%	$459.3	$(115.9)	$343.4	25.2%	1.7%

US GAAP net income per diluted share			$2.18				$2.09
Non-GAAP net income per diluted share			$2.57				$2.50
Shares used in computing US GAAP and Non-GAAP net income per diluted share			135.9				137.4

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.

(iv)Includes costs related to the workforce reduction program and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Year Ended December 31,
	2023				2022
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$1,450.2	$(345.9)	$1,104.3	23.9%	$1,487.8	$(373.3)	$1,114.5	25.1%	(0.9)%

Amortization of intangibles(ii)	154.4	(40.2)	114.2		167.9	(44.6)	123.3
Equity-based compensation	93.7	(47.6)	46.1		91.1	(30.4)	60.7
Acquisition and integration expenses	30.0	(7.8)	22.2		48.3	(12.4)	35.9
Transformation initiatives(iii)	27.1	(7.1)	20.0		6.3	(1.6)	4.7
Workplace optimization(iv)	47.7	(12.4)	35.3		—	—	—
Net loss on extinguishment of long-term debt	—	—	—		1.6	(0.4)	1.2
Other adjustments	5.3	(1.2)	4.1		1.7	(0.5)	1.2
Non-GAAP	$1,808.4	$(462.2)	$1,346.2	25.6%	$1,804.7	$(463.2)	$1,341.5	25.7%	0.4%

US GAAP net income per diluted share			$8.10				$8.13
Non-GAAP net income per diluted share			$9.88				$9.79
Shares used in computing US GAAP and Non-GAAP net income per diluted share			136.3				137.0

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.

(iv)Includes costs related to the workforce reduction program and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NET SALES CHANGE ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change(i)	2023	2022	% Change(i)

Net sales, as reported	$5,018.5	$5,438.3	(7.7)%	$21,376.0	$23,748.7	(10.0)%
Foreign currency translation(ii)	—	23.8		—	(28.2)
Net sales, on a constant currency basis	$5,018.5	$5,462.1	(8.1)%	$21,376.0	$23,720.5	(9.9)%

(i)There were 63 selling days for both the three months ended December 31, 2023 and 2022. There were 254 selling days for both the years ended December 31, 2023 and 2022. Average Daily Sales is defined as Net sales divided by the number of selling days.

(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2023	December 31, 2022
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$588.7	$315.2
Accounts receivable, net of allowance for credit losses of $28.8 and $25.7, respectively	4,567.5	4,461.3
Merchandise inventory	668.1	800.2
Miscellaneous receivables	470.5	489.1
Prepaid expenses and other	410.2	498.2
Total current assets	6,705.0	6,564.0

Operating lease right-of-use assets	128.8	149.2
Property and equipment, net	195.5	188.8
Goodwill	4,413.4	4,342.7
Other intangible assets, net	1,369.7	1,490.7
Other assets	472.2	396.1
Total assets	$13,284.6	$13,131.5

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$2,881.0	$2,821.3
Accounts payable - inventory financing	430.9	519.0
Current maturities of long-term debt	613.1	56.3
Contract liabilities	487.4	485.5
Accrued expenses and other liabilities	1,029.6	1,065.0
Total current liabilities	5,442.0	4,947.1

Long-term liabilities:
Debt	5,031.8	5,866.4
Deferred income taxes	171.4	203.4
Operating lease liabilities	164.0	175.2
Other liabilities	432.9	336.1
Total long-term liabilities	5,800.1	6,581.1

Total stockholders’ equity	2,042.5	1,603.3
Total liabilities and stockholders’ equity	$13,284.6	$13,131.5

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change(i)	2023	2022	% Change(i)
	(unaudited)	(unaudited)		(unaudited)
Corporate	$2,285.6	$2,484.0	(8.0)%	$8,960.8	$10,350.1	(13.4)%

Small Business	370.0	423.7	(12.7)	1,556.0	1,938.9	(19.7)

Public:
Government	660.7	632.5	4.5	2,669.1	2,574.3	3.7
Education	579.1	656.2	(11.7)	3,298.3	3,621.4	(8.9)
Healthcare	535.9	562.3	(4.7)	2,338.3	2,355.6	(0.7)
Total Public	1,775.7	1,851.0	(4.1)	8,305.7	8,551.3	(2.9)

Other	587.2	679.6	(13.6)	2,553.5	2,908.4	(12.2)

Total Net sales	$5,018.5	$5,438.3	(7.7)%	$21,376.0	$23,748.7	(10.0)%

(i)There were 63 selling days for both the three months ended December 31, 2023 and 2022. There were 254 selling days for both the years ended December 31, 2023 and 2022. Average Daily Sales is defined as Net sales divided by the number of selling days.

CDW CORPORATION AND SUBSIDIARIES
TIMING OF REVENUE RECOGNITION
(dollars in millions)
(unaudited)

	Three Months Ended December 31, 2023
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$1,901.1	$320.8	$1,552.5	$493.9	$4,268.3
Transferred at a point in time where CDW is agent	214.7	38.5	118.5	37.0	408.7
Transferred over time where CDW is principal	169.8	10.7	104.7	56.3	341.5
Total Net sales	$2,285.6	$370.0	$1,775.7	$587.2	$5,018.5

	Three Months Ended December 31, 2022
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$2,138.0	$376.5	$1,655.0	$595.6	$4,765.1
Transferred at a point in time where CDW is agent	202.1	36.1	97.6	26.7	362.5
Transferred over time where CDW is principal	143.9	11.1	98.4	57.3	310.7
Total Net sales	$2,484.0	$423.7	$1,851.0	$679.6	$5,438.3

CDW CORPORATION AND SUBSIDIARIES
TIMING OF REVENUE RECOGNITION
(dollars in millions)
(unaudited)

	Year Ended December 31, 2023
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$7,515.7	$1,374.1	$7,411.1	$2,212.0	$18,512.9
Transferred at a point in time where CDW is agent	778.0	145.3	480.6	117.9	1,521.8
Transferred over time where CDW is principal	667.1	36.6	414.0	223.6	1,341.3
Total Net sales	$8,960.8	$1,556.0	$8,305.7	$2,553.5	$21,376.0

	For the year ended December 31, 2022
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$8,971.4	$1,751.1	$7,717.1	$2,576.5	$21,016.1
Transferred at a point in time where CDW is agent	749.3	140.1	426.9	97.7	1,414.0
Transferred over time where CDW is principal	629.4	47.7	407.3	234.2	1,318.6
Total Net sales	$10,350.1	$1,938.9	$8,551.3	$2,908.4	$23,748.7

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	December 31, 2023	December 31, 2022
Debt and Revolver Availability
Cash and cash equivalents	$588.7	$315.2
Total debt	5,644.9	5,922.7
Revolver availability	1,208.1	1,083.6
Cash plus revolver availability	1,796.8	1,398.8

Working Capital(i)
Days of sales outstanding	77	71
Days of supply in inventory	13	17
Days of purchases outstanding	(73)	(67)
Cash conversion cycle	17	21

(i)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)

	Year Ended December 31,
	2023	2022
	(unaudited)
Cash flows provided by operating activities	$1,598.7	$1,335.9

Capital expenditures	(148.2)	(127.8)
Acquisition of businesses, net of cash acquired	(76.4)	(36.7)
Other	(5.0)	—
Cash flows used in investing activities	(229.6)	(164.5)

Net change in accounts payable - inventory financing	(23.7)	84.6
Other cash flows used in financing activities	(1,075.0)	(1,186.7)
Cash flows used in financing activities	(1,098.7)	(1,102.1)

Effect of exchange rate changes on cash and cash equivalents	3.1	(12.2)
Net increase in cash and cash equivalents	273.5	57.1
Cash and cash equivalents - beginning of period	315.2	258.1
Cash and cash equivalents - end of period	$588.7	$315.2

Supplementary disclosure of cash flow information:
Interest paid	$(233.2)	$(224.3)
Income taxes paid, net	$(401.4)	$(362.2)

CDW CORPORATION AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW RECONCILIATION
(dollars in millions)
(unaudited)

	Year Ended December 31,
	2023	2022
Net cash provided by operating activities	$1,598.7	$1,335.9
Capital expenditures	(148.2)	(127.8)
Free cash flow	1,450.5	1,208.1
Net change in accounts payable - inventory financing	(23.7)	84.6
Adjusted free cash flow(i)	$1,426.8	$1,292.7

(i)Defined as Cash flows provided by operating activities less capital expenditures, adjusted to include cash flows from financing activities that relate to the purchase of inventory.